Exhibit 99.1
Bowlero’s Summer Season Pass Hits $6 Million in Sales
RICHMOND, VA – June 24, 2024 - Bowlero Corp. (NYSE: BOWL) (“Bowlero” or the “Company”), one of the World’s premier operators of location-based entertainment announced today that its Summer Season Pass exceeded $6 million in sales to date, marking an all-time high in pass sales for the company with over two months worth of sales opportunity remaining. This achievement highlights the growing popularity of the Summer Season Pass and Bowlero's commitment to delivering value and entertainment to its guests.
“Our Summer Season Pass was specifically designed to enhance the bowling experience for our guests,” said Lev Ekster, President of Bowlero Corp. “This year's sales reflect our commitment to innovation and guest satisfaction and we are pleased to see such a positive response from the consumer this early in the season. It remains our mission to create memorable experiences for our guests, and the Summer Season Pass is a key part of that customer journey.”
The Summer Season Pass allows guests to enjoy two games of bowling every day throughout the summer, with the option to upgrade to a Premium Pass for additional perks such as 15% off food and non-alcoholic beverages, a $5 arcade card reload each visit, and use at all participating locations nationwide. With extended hours at locations over the summer months, Bowlero is guaranteeing guests have more opportunities to bowl, meeting the needs of avid bowlers and attracting new customers looking for summer activities.
This initiative offers additional benefits to the company by encouraging guests to visit Bowlero locations more frequently over the summer months, creating a consistent flow of traffic. The Summer Season Pass not only introduces a new revenue stream for the company but also expands Bowlero's reach to a broader audience. By offering an affordable and attractive entertainment option, Bowlero can appeal to new guests, foster long-term customer relationships, and improve brand loyalty carrying that positive consumer sentiment into the fall and winter seasons.
“Our team has gone above and beyond to create an unforgettable environment for guests this summer,” said Jeff Gliner, Chief Operating Officer of Bowlero Corp. “The increased traffic from the summer pass holders will drive uptake in our updated menu offerings rolling out this summer.”

The Summer Season Pass is on sale now at www.SummerSeasonPass.com and can be redeemed through September 2, 2024.

About Bowlero Corp.
Bowlero Corporation is one of the World’s premier operators of location-based entertainment. With approximately 350 locations across North America, the Company serves more than 40 million guest visits annually through a family of brands that include Lucky Strike, Bowlero and AMF. In 2019, Bowlero acquired the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Bowlero, please visit BowleroCorp.com.

Forward Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms "anticipate," "believe," “confident,” “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "plan," “possible,” "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: our ability to design and execute our business strategy; changes in consumer preferences and buying patterns; our ability to compete in our markets; the occurrence of unfavorable publicity; risks associated with long-term non-cancellable leases for our centers; our ability to retain key managers; risks associated with our substantial indebtedness and limitations on future sources of liquidity; our ability to carry out our expansion plans; our ability to successfully defend litigation brought against us; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; the cost and availability of commodities and other products we need to operate our business; cybersecurity breaches, cyber-attacks and other interruptions to our and our third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other conflicts; public health emergencies and pandemics, such as the COVID-19 pandemic, or natural catastrophes and accidents; changes in the regulatory atmosphere and related private sector initiatives; fluctuations in our operating results; economic conditions, including the impact of increasing interest rates, inflation and recession; and other factors described under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on September 11, 2023, as well as other filings that the Company will make, or has made, with the SEC, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Contacts:
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